Exhibit 99.1

News

For Immediate Release

CNO Financial Group Announces New Operating Model to Create a More Customer-Centric Structure and Improve Financial Performance

Consolidating business units and reducing overhead; $22 million in gross annual run-rate savings expected

CARMEL, Ind., January 14, 2020 - CNO Financial Group, Inc. (NYSE: CNO) today announced a new operating model that realigns the company from three operating business segments into two divisions-Consumer and Worksite. The new structure will create a leaner, more integrated, customer-centric organization that better positions CNO Financial for long-term success and shareholder value creation.
“CNO is transforming its organizational structure to build a leaner, more agile company,” said Gary C. Bhojwani, chief executive officer. “Consumer purchasing behaviors are rapidly changing across all industries, including insurance. Consumers increasingly want to choose how to be served-whether to meet with an agent face-to-face, speak with an agent over the phone or at work, or shop online. Our new structure will capitalize on the strengths of our top five captive agent force and our top five direct-to-consumer business to enable our middle-market consumers to better access our products, irrespective of distribution or brand.”
Under the new structure, CNO will organize around two business divisions that reflect the customers served by the company.
The Consumer Division will serve individual consumers, engaging with them on the phone, online, face-to-face with agents, or through a combination of sales channels. This structure unifies consumer capabilities into a single division and integrates the strength of CNO’s agent sales forces and industry-leading direct-to-consumer business with proven experience in advertising, web/digital and call center support.
The Worksite Division will focus on worksite and group sales for businesses, associations, and other membership groups, interacting with customers at their place of employment. By creating a dedicated Worksite Division, CNO will bring a sharper focus to this high-growth business while further capitalizing on the strength of its recent Web Benefits Design acquisition.
To support the new organizational structure, the company also announced the realignment of its senior leadership.

•	Scott Goldberg has been named president of the Consumer Division.

•	Mike Heard has been named president of the Worksite Division.

Goldberg and Heard will report directly to Bhojwani and remain in the company's Executive Leadership Group. Both appointments are effective immediately.
CNO will also centralize certain functional areas previously housed in the three business segments, including marketing, business unit finance, sales training and support, and agent recruiting, among others.

CNO will continue to market its products under its three primary brands: Bankers Life, Washington National and Colonial Penn. All policy, contract, and certificate terms, conditions, and benefits also remain unchanged.
As a result of the consolidation from three operating business segments to two divisions, Joel Schwartz, president of Colonial Penn, will leave the company on April 10, 2020. He will remain in his current position until then to ensure a seamless transition.
“Joel is a highly respected and valuable business leader who has significantly contributed to the growth and success of CNO. He was a driving force in developing our direct-to-consumer business and building our web and digital platform. We thank him for his many contributions and wish him continued success in his future endeavors,” added Bhojwani.
The initiatives are expected to reduce gross annual run-rate spending by approximately $22 million by the end of 2020. The company is expected to incur a pre-tax charge of approximately $14 million in 4Q19, mainly attributed to severance and the previously announced IT restructuring. The charge will be classified as a non-operating expense.
CNO plans to invest approximately $11 million of the annual run-rate savings to support various technology and growth initiatives. These investments, which are largely outsourced services and new positions, will enable increased digital functionality and enhanced customer service, while also avoiding various future costs.
CNO will begin reporting under a different segment structure beginning in 1Q20. Details will be provided at the Investor Day on February 26, 2020.
For more information, visit CNO online at CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. This news release may contain or refer to forward-looking statements. Forward-looking statements give expectations of the future using terms such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other terms tied to future periods. Results could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are based on assumptions and expectations. They involve risks and uncertainties, including the “Risk Factors” CNO Financial Group, Inc. describes in its U.S. Securities and Exchange Commission filings. The company has no obligation to correct or update any forward-looking statement.

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For further information:
CNO News Media
Valerie Dolenga
(312) 396-7688
Mobile: (773) 633-5319
Valerie.Dolenga@CNOinc.com

CNO Investor Relations
Jennifer Childe
(317) 817-2893
Jennifer.Childe@CNOinc.com